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                                                                    EXHIBIT 4.11


                          SECOND SUPPLEMENTAL INDENTURE

       SECOND SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of September 29, 2000, by and among CoreComm Limited (formerly ATX Telecommunications Services, Inc.), a Delaware corporation ("New CoreComm") and The Chase Manhattan Bank, as trustee (the "Trustee").

       WHEREAS, CoreComm Limited ("CoreComm"), a Bermuda corporation, and the Trustee are parties to that certain indenture, dated as of October 6, 1999 (the "Indenture"), pursuant to which CoreComm's 6% Convertible Subordinated Notes due 2006 (the "Notes") were issued;

       WHEREAS, CoreComm merged with and into CoreComm Merger Sub, Inc. ("Merger Sub"), a Delaware corporation, with Merger Sub being the surviving corporation, and Merger Sub and the Trustee are parties to that certain first supplemental indenture, dated as of September 29, 2000, pursuant to which Merger Sub assumed the obligations of CoreComm under the Indenture (the "First Supplemental Indenture");

       WHEREAS, Section 5.12 of the Indenture, as supplemented, provides that, upon any consolidation or merger to which Merger Sub is a party and is not the surviving corporation, the surviving corporation shall enter into a supplemental indenture satisfactory to the Trustee;

       WHEREAS, Section 7.02 of the Indenture, as supplemented, provides that, upon any consolidation or merger of Merger Sub in accordance with Section 8.01(i) of the Indenture, the successor corporation formed by such consolidation or into or with which Merger Sub is merged shall succeed to, and be substituted for and may exercise every right and power of, Merger Sub under the Indenture with the same effect as if such successor had been a party to the Indenture;

       WHEREAS, Merger Sub has merged with and into New CoreComm (the "Merger") and in connection with such Merger each outstanding share of common stock of Merger Sub was converted into the right to receive one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of New CoreComm;

       WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of New CoreComm in accordance with its terms have been done.

  The parties hereto agree as follows:


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       1.     Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

       2. Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

       3. Succession to Indenture. New CoreComm hereby assumes all the Obligations of Merger Sub under the Indenture, the First Supplemental Indenture and the Notes, and pursuant to Section 7.02 of the Indenture, New CoreComm hereby succeeds to and is substituted for, and may exercise every right and power of, Merger Sub under the Indenture, the First Supplemental Indenture and the Notes, with the same effect as if New CoreComm had been a party to the Indenture and the First Supplemental Indenture. New CoreComm agrees to comply with all applicable terms of the Indenture and the First Supplemental Indenture.

       4. Conversion into Common Stock of New CoreComm. Pursuant to the terms of Article V of the Indenture, the parties acknowledge that the Holder of each Note outstanding on the date hereof shall be entitled to receive, upon conversion of such Note, the same amount of shares of common stock of New CoreComm receivable upon consummation of the Merger by a holder of the number of shares of common stock of Merger Sub deliverable upon conversion of such Note immediately prior to such Merger.

       5. Conversion Price Adjustments. All provisions in the Indenture regarding adjustments to the Conversion Price shall remain in full force and effect upon consummation of the Merger.

       6. Rights upon Conversion. Nothing in this Supplemental Indenture shall be contrued to affect in any way the right that a Holder of a Note may otherwise have, pursuant to clause (ii) of the last sentence of Section 5.06 of the Indenture, to receive Rights upon conversion of a Note.

       7.     Notices. For purposes of Section 12.02, the address of New
CoreComm is:

       CoreComm Limited
       110 East 59th Street, 26th Floor
       New York, New York  10022
       Attention:     Richard J. Lubasch, Esq.
                      Senior Vice President, General Counsel and Secretary

       8. Responsibility of Trustee. The Trustee shall not be responsible for the validity as to New CoreComm or sufficiency of this Supplemental Indenture or as to the due execution thereof by New CoreComm or as to recitals of fact contained herein, all of which are made solely by New CoreComm.

       9. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.


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       10.    Counterparts. This Second Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

       11. Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture, as supplemented by the First Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.


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       IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

                            CORECOMM LIMITED



                            By: /s/ Richard J. Lubasch
                               -----------------------------
                               Name: Richard J. Lubasch
                               Title: Senior Vice President, General Counsel
                                        and Secretary


                            THE CHASE MANHATTAN BANK, as Trustee



                            By: /s/ Robert S. Peschler
                               -----------------------------
                               Name: Robert S. Peschler
                               Title: Assistant Vice President